Exhibit 99.1

Olo Announces Promotion of Nithya B. Das to COO and Planned Retirement of Matthew Tucker

January 18, 2022

Nithya B. Das promoted to Chief Operating Officer and Chief Legal Officer

Matthew Tucker, President and Chief Operating Officer, to Retire on March 31, 2022

NEW YORK—(BUSINESS WIRE)— Olo Inc. (NYSE: OLO), a leading on-demand commerce platform powering the restaurant industry’s digital transformation, today announced Nithya B. Das, the company’s Chief Legal Officer, will assume the role of Chief Operating Officer, alongside her current role.

Promotion of Nithya B. Das

The company has promoted Nithya B. Das to Chief Operating Officer and Chief Legal Officer. Ms. Das is a seasoned technology executive with more than 15 years of experience in technology growth companies, corporate development, and operations.

“I have been fortunate to have Nithya as a trusted advisor to me over these last two years, and I’m confident she will lead us through the next phase of Olo’s growth as our COO and CLO,” said Noah Glass, Founder and Chief Executive Officer of Olo. “I asked Nithya to step into this role as she has a strong operating background and experience in building and scaling high-growth tech companies,” concluded Mr. Glass.

Ms. Das joined Olo in October 2019 and currently serves as Olo’s Chief Legal Officer and Corporate Secretary. She will continue in this role and will take on oversight of additional corporate and technology functions. Prior to joining Olo, Ms. Das was a senior executive at AppNexus, an advertising technology company, including roles as the Chief Legal and People Officer, where she oversaw the company’s global legal, corporate development, and human resources affairs through a time of robust growth and expansion. Prior to AppNexus, Ms. Das represented technology growth companies as an attorney at Goodwin Procter LLP.

Retirement of Matt Tucker

The company also announced today that Matthew Tucker, President and COO, plans to retire as of March 31, 2022. Mr. Tucker will remain in his current role as President through that time and will serve as an advisor as well as provide strategic guidance to the company through the end of 2022.

“I want to congratulate Matt on his retirement, as well as thank Matt for his valuable contributions to our company’s success, including playing an important role in our growth and our transition to a public company. The leadership team and I look forward to his ongoing support in the months ahead as we continue to execute our vision of digital entirety,” said

Mr. Glass. Mr. Tucker has served as Olo’s COO since September 2013 and as President since January 2020. During his tenure at Olo, Mr. Tucker was instrumental in scaling Olo’s team, increasing the company’s partnership ecosystem to more than 100 restaurant technology providers, and developing products such as Dispatch, Rails, and Olo Pay.

“I am extremely proud of our accomplishments during my tenure as President and COO, including the recent milestone of becoming a public company. I look forward to working alongside Noah, Nithya, and the Olo team to help ensure a seamless transition and supporting the company as an advisor,” said Mr. Tucker.

About Olo

Olo is a leading on-demand commerce platform powering the restaurant industry’s digital transformation. Millions of orders per day run on Olo’s enterprise SaaS engine, enabling brands to maximize the convergence of digital and brick-and-mortar operations. The Olo platform provides the infrastructure to capture demand and manage consumer orders from every channel. With integrations to over 100 technology partners, Olo customers can build digital experiences with the largest and most flexible restaurant commerce ecosystem on the market. Over 500 restaurant brands use Olo to grow digital sales, maximize profitability, and preserve direct consumer relationships. Learn more at olo.com.

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